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                                                                       EXHIBIT 1

2

                            NOTICE OF VOTING RESULTS


TO:      British Columbia Securities Commission
         Alberta Securities Commission
         Saskatchewan Financial Services Commission, Securities Division The Manitoba Securities Commission
         Ontario Securities Commission
         Commission des valeurs mobilieres du Quebec
         Office of the Administrator, New Brunswick
         Nova Scotia Securities Commission
         Registrar of Securities, Prince Edward Island
         Securities Commission of Newfoundland and Labrador
         Toronto Stock Exchange

In accordance with section 11.3 of National Instrument 51-102 - Continuous Disclosure Obligations, we hereby advise of the results of voting on the matters submitted to the annual and special meeting (the "Meeting") of the shareholders (the "Shareholders") of North American Palladium Ltd. (the "Corporation") held on June 21, 2006. At the Meeting, Shareholders were asked to consider certain annual meeting matters and other special business.

The matters voted upon at the Meeting and the results of the voting were as follows:

Item 1:  Election of Directors

By a vote by way of show of hands, the number of directors elected at the meeting was six and the following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

Michael P. Amsden
Steven R. Berlin
C. David A. Comba
Andre J. Douchane
Robert J. Quinn
Gregory J. Van Staveren

Item 2:  Appointment of Auditors

By a vote by way of show of hands, KPMG LLP were appointed auditors of the Corporation to hold office until the close of the next annual meeting of the Shareholders or until their successors are appointed, and the directors of the Corporation were authorized to fix the remuneration of the auditors.

Item 3:  Approval of Issuance of Common Shares pursuant to any feature of
         Notes and Warrants (each as defined below) issued or as may be issued pursuant to a Securities Purchase Agreement (the "SPA") dated March 29, 2006

By a vote by way of ballot, a resolution was passed approving the issue of common shares of the Corporation in excess of 10,391,137 common shares pursuant to any feature of an aggregate of US$58.5 million principal amount of convertible notes (the "Notes") together with warrants (the "Warrants") to purchase 50% of the number of common shares underlying the Notes.

The voting results are as follows:

                      Number of Votes  Percentage

Votes in Favour          32,068,383      98.16
Votes Against               600,915       1.84
Total                    32,669,298       100%

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Item 4:  Approval of Issuance of Common Shares pursuant to any feature of
         Notes and Warrants issued or as may be issued to Kaiser-Francis Oil Company pursuant to the SPA

By a vote by way of ballot, a resolution was passed approving the issue of common shares of the Corporation in excess of 5,221,677 common shares pursuant to any feature of the Notes issued to Kaiser-Francis Oil Company ("KFOC"), and any Warrants issued to KFOC.

The voting results are as follows:

                      Number of Votes  Percentage

Votes in Favour         5,039,646        88.9
Votes Against             630,993        11.1
Total                   5,670,639        100%

The votes attached to the common shares beneficially held directly or indirectly by KFOC, and its associates, affiliates and insiders, were excluded in the tabulation of votes.

Item 5:  Approval of Amendment to the 1995 Group RRSP Share Issuance Plan

By a vote by way of show of hands, the Shareholders approved an ordinary resolution to amend the employee 1995 Group RRSP Share Issuance Plan (the "Plan") of the Corporation increasing the number of common shares for issue and issuable under the Plan, from 1.5 million common shares to 2.0 million common shares.

Dated this 23rd day of June, 2006.

NORTH AMERICAN PALLADIUM LTD.


"Mary D. Batoff" (signed)

Mary D. Batoff
Vice President, Legal & Secretary